Exhibit 14(b)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form N-14 No. 333-250891) and related Prospectus of Oaktree Specialty Lending Corporation for the registration of 45,000,000 shares of its common stock and to the incorporation by reference therein of (a) our report dated November 18, 2020 with respect to the consolidated financial statements of Oaktree Strategic Income Corporation and (b) our report dated December 18, 2020 with respect to the consolidated financial statements of OCSI Glick JV LLC included in Oaktree Strategic Income Corporation’s Annual Report (Form 10-K/A) for the year ended September 30, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, CA
January 18, 2021